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For further information contact:

EMISPHERE TECHNOLOGIES, INC.

Bob Madison — Corporate Communications

914.593.8360	or bmadison@emisphere.com

Emisphere Technologies, Inc. and Eli Lilly and Company
Settle Ongoing Litigation

Tarrytown, NY – September 25, 2007 – Emisphere Technologies, Inc. (Nasdaq: EMIS) has agreed to accept $18 million from Eli Lilly and Company (NYSE: LLY) to settle the pending litigation between the two companies.

The parties will promptly submit a Stipulation of Dismissal with Prejudice of their litigation to the United States District Court for the Southern District of Indiana. Additional terms and conditions of the settlement are confidential. Emisphere will recognize the settlement net of attorneys’ fees and expenses.

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About Emisphere Technologies, Inc.
Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its eligen® technology. These molecules and compounds could be currently available or are in pre-clinical or clinical development. Such molecules or compounds usually cannot be delivered by the oral route of administration or the benefits of these compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. The eligen® technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, per rectum, pulmonary, intra-vaginal or transdermal. The Web site is: www.emisphere.com.

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Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, or Emisphere’s ability to fund such efforts with or without partners. Emisphere undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 6, 2007, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 7, 2007 (file no. 000-17758) and for the quarter ended June 30, 2007, filed on August 7, 2007 (file No. 000-17758).